Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-36460) of eOn Communications Corporation of our report dated September 2, 2005, except for Note 20, as to which the date is October 26, which appears on page 29 of this annual report on Form 10-K for the year ended July 31, 2005.

/s/ GHP Horwath, P.C.

Denver, Colorado

October 27, 2005